Exhibit 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), is hereby made this 5th day of December, 2017, by and among UroGen Pharma, Inc., (the “Company”, a wholly-owned subsidiary of UroGen Pharma, Ltd., the “Parent”), the Parent, and Mark P. Schoenberg, MD (the “Executive”) (collectively, the “Parties”).

Whereas, the Company and Parent (the “Company Parties”) desire for Executive to provide services to the Company, and wishes to provide Executive with certain compensation and benefits in return for such employment services; and

Whereas, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.Employment by the Company.

1.1Employment and Position.  Executive’s employment with the Company shall commence on December 7, 2017 (the “Start Date”).  Executive currently serves on a consulting basis as the Medical Director of the Company pursuant to a Consulting Agreement dated January 5, 2015 (the “Consulting Agreement”).  Upon commencement of employment by the Company, the “Term” under the Consulting Agreement will terminate (but the warrant issued thereunder, dated as of January 20, 2016 (the “Warrant”) will continue to vest as scheduled therein).

During his employment hereunder, Executive will serve as the Chief Medical Officer (“CMO”) of the Company.   For up to a 12-month period after the Start Date (the “Part Time Period”), Executive may work in a part-time capacity in his role as CMO.  The Parties acknowledge and agree that during the Part Time Period, Executive will have continuing time obligations to his existing employer, the Montefiore Medical Center (“Montefiore”) and that such work shall not constitute a conflict of interest with Executive’s Part Time employment or a breach of this Agreement or any other obligation to the Company Parties.  Upon the expiration of the Part Time Period, Executive will become a full-time employee of the Company, devoting substantially all of his business time to the Company without any material service obligations to Montefiore (“Full Time Basis”).  If following the expiration of the Part Time Period, the Executive decides not to continue as an employee on a Full Time Basis, the Company’s Board of Directors, in its sole discretion, will have the right to immediately terminate the Executive’s employment without incurring any additional obligations to the Executive.

During Executive’s Full Time Basis employment with the Company, Executive will devote his best reasonable efforts and substantially all of his business time and attention to the business of the Company, except for approved vacation periods, reasonable periods of illness or other incapacities permitted by the Company’s general employment policies, and as otherwise permitted by this Agreement.

1.2Duties and Location.  Executive shall perform such duties as are typically required by a Chief Medical Officer for a company of the size and nature of the Company, including supervision, planning and implementation all clinical, regulatory, publication, KOL relations strategy and activities.  Executive will report to the Company's Chief Executive Officer.  Executive will be based in the Company's New York City office, however, it is understood that the role will require extensive travel in order to execute the Company's  objectives.

1.3Policies and Procedures.  The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.Compensation.

2.1Salary.  For services to be rendered hereunder, Executive shall receive an annual base salary of $450,000 (the “Base Salary”), to be reviewed annually by the Board of Directors for increase only; not subject to decrease at any time or for any reason.   During the Part Time Period, however, the annual Base Salary shall be $200,000.  Base Salary will be subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2Signing Bonus.  The Company will pay Executive a one-time cash bonus of $75,000 (the “Signing Bonus”), subject to standard payroll deductions and withholdings.  The Signing Bonus shall be paid to Executive on the first regularly-scheduled Company payroll date after the Start Date.

2.3Annual Bonus.  Executive will be eligible to receive an annual discretionary bonus (the “Annual Bonus”) which shall be pro-rated in the case of a partial calendar year.  Annual Bonus will be comprised of a minimum annual cash bonus for each calendar year (the “Guaranteed Bonus”) equal to 20% of Base Salary.  An additional cash bonus of up to 20% of Base Salary may be granted by the Board of Directors, in its sole discretion, based upon the achievement of the Company’s corporate goals and objectives for such year as approved by the Board of Directors. Any cash bonuses as discussed above shall be based on the reduced Base Salary during the Part Time Period.  Executive must remain an active employee through the end of any given calendar year in order to earn an Annual Bonus for that year, and any such bonus will be paid prior to March 15 of the following year.  Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before the end of the calendar year.  Executive will also participate in annual cash and stock incentive plans offered to other senior executives (without duplication of the Guaranteed Bonus).

3.Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees.  Executive shall be eligible to accrue a maximum of one-hundred and sixty (160) hours per year (80 hours per year during the Part Time Period), in accordance with the Company’s paid-time off accrual policy.  The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

4.Equity.

4.1Start Date Awards. Within 15 days after the Start Date, subject to approval by the Board of Directors of Parent (the “Board”), Parent shall grant Executive 12,500 restricted stock units (the “Restricted Stock Unit Award”) and an option to purchase 15,000 shares (the “Option”), with both vesting over three years (with one-third vested upon the first anniversary of the Start Date, and the balance vesting quarterly for eight equal quarterly installments).  The Restricted Stock Unit Award shall be made in the form of the restricted stock unit agreement attached hereto as Exhibit A. The Option shall be made in the form of the stock option agreement attached hereto as Exhibit B, shall have an exercise price equal to the fair market value of the Parent’s ordinary shares as of its grant date, and shall have a ten-year term.

4.2Full Time Basis Awards. In addition, should Executive elect to remain employed by the Company on a Full Time Basis at the end of the Part Time Period, within 15 days after the end of the Part-Time Period, subject to approval by the Board, Parent shall grant Executive an additional 12,500 restricted stock units (the “Full-Time Restricted Stock Unit Award”) and an option to purchase 15,000 shares (the “Full-Time Option”), with both vesting over two years in eight equal quarterly installments.  The Full Time Restricted Stock Unit Award shall be made on substantially similar terms and conditions as the Restricted Stock Unit Award, and the Full-Time Option shall be made on substantially similar terms and conditions as the Option, except in each case for such changes that are necessary to comply with changes in applicable law after the Start Date.

4.3If there is a Change of Control, or if Executive’s employment is terminated by the Company without Cause or by him with Good Reason within 60 days before a Change of Control, then all of Executive's unvested restricted stock units, options and warrants, including any unvested portion of the restricted stock units and options described above, shall be accelerated such that 100% of Executive’s unvested options, warrants and restricted stock units shall become immediately vested and exercisable as of the date of the closing of the Change of Control.

5.Termination of Employment; Severance.

5.1At-Will Employment.  Executive’s employment relationship is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or Good Reason or advance notice.  Upon his termination of employment for any reason, Executive shall be entitled to payment of Base Salary through the date of his termination of employment (the “Termination Date”), any accrued but unused vacation, and any amounts or benefits provided under the then-existing terms of any employee benefit plan, agreement or other arrangement of the Company Parties.

5.2Termination Without Cause or With Good Reason.

(i)The Company may terminate Executive’s employment with the Company at any time without Cause, and Executive may terminate his employment with the Company at any time with Good Reason.

(ii)In the event Executive’s employment with the Company is terminated by the Company without Cause or by Executive with Good Reason, provided that Executive remains in material compliance with his obligations under this Agreement, the Company shall provide Executive with the following (the “Severance Benefits”):

(a)The Company shall pay Executive, as severance, (x) the equivalent of six (6) months of Executive’s Base Salary in effect during the Part Time Period, if the Termination Date occurs during the Part Time Period, and (y) twelve (12) months of Executive’s Base Salary in effect thereafter,  if the Termination Date occurs after the Part Time Period, subject to standard payroll deductions and withholdings (the “Severance”).  The Severance will be paid as a continuation on the Company’s regular payroll, beginning on the sixtieth (60th) day following Executive’s Termination Date, provided Executive has met his obligation to execute and deliver (and not revoke) the Release (as discussed in Paragraph 6); and

(b)The vesting of any of Executive's unvested restricted stock units, warrants and options shall be accelerated such that 50% of the then-unvested restricted stock units, warrants and options shall be deemed immediately vested and exercisable as of the Termination Date.

(c)Executive shall receive a pro-rata bonus for the year in which such termination occurs, equal to the product of (x) the Guaranteed Bonus that would have been paid if employment had continued, and (y) a fraction, the numerator of which is the number of days in the calendar year through the Termination Date, and the denominator of which is 365.  Such amount shall be paid in cash on the first regular payroll following the sixtieth (60th) day after the Termination Date.

5.3Termination For Cause or Without Good Reason; Death or Disability.

(i)The Company may terminate Executive’s employment with the Company at any time for Cause and Executive may resign at any time without Good Reason.  Executive’s employment with the Company may also be terminated due to Executive’s death or his long term disability (as described in the Company’s long term disability plan).

(ii)If Executive resigns without Good Reason or the Company terminates Executive’s employment for Cause, then (a) Executive will cease to further vest in the Option and the Restricted Stock Unit Award, (b) all payments of Base Salary by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (c) Executive will not be entitled to any Severance Benefits.  In addition, Executive shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of Termination Date.

6.Conditions to Receipt of Severance Benefits.   Severance Benefits will be subject to Executive signing and not revoking a release of claims in a form provided by the Company within 30 days after the Termination Date (the “Release”).  The Release shall not impose any additional post-employment restrictive covenant obligations on Executive (other than those already reflected in any proprietary information agreement or similar provision or agreement to which Executive is then subject or a party), shall not require him to release any claims for benefits due under the terms of this Agreement or benefits under the then-existing terms of any agreement, plan or arrangement of the Company Parties or their affiliates, and shall become effective (if not revoked) seven days after Executive’s delivery of an executed copy to the Company. If a conforming Release is provided to Executive within 30 days after his Termination Date, no Severance Benefits will be paid or provided until the Release becomes effective.  Executive shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the Termination Date.

7.Section 409A.   It is intended that all of the Severance Benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A.  Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.   For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company upon his Termination Date to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon his “separation from service” set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s separation from service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

8.Definitions.

8.1Change of Control.  For purposes of this Agreement, “Change of Control” shall have the meaning given to such term in the Warrant.

8.2Cause.  For purposes of this Agreement, “Cause” for termination will mean Executive’s:  (a) commission of any felony or crime involving moral turpitude; (b) participation in any fraud against the Company; (c) willful and material breach of his duties to the Company; (d) intentional damage to any property of the Company; (f) misconduct, or other violation of Company policy, that causes material harm to the Company; or (g) material breach of any material written agreement with the Company; provided, however, that a termination for Cause shall not be effective unless (x) notice of the circumstances claimed to constitute Cause is given to Executive within 60 days after the Company becomes aware of such circumstances, and (y) any claimed breach, if curable, remains uncured for 30 days after Executive has received such notice.

8.3Good Reason.    For purposes of this Agreement, “Good Reason” means: (a) a material reduction in Executive’s duties (including responsibilities and/or authorities) or an adverse change in job position (including an adverse change in title); (b) any material breach by the Parent or the Company of any material written obligation to Executive; or (c) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than fifty (50) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation.  In order for Executive to resign with Good Reason, Executive must provide written notice of the event claimed to constitute Good Reason to the Company’s Board or Chief Executive Officer within 60 days after he first becomes aware of such event. Executive must then allow the Company at least 30 days from receipt of such written notice (the “Cure Period”) to cure such event, and if such event is not reasonably cured by the Company within such Cure Period, Executive must then resign from his employment not later than 30 days after the expiration of the Cure Period.

9.Proprietary Information Obligations.  As a condition of employment, Executive shall execute and abide by the Company’s standard form of Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement, in the form attached hereto as Exhibit C (the “Proprietary Information Agreement”).

10.Outside Activities During Employment.

10.1Non-Company Business.  Except with the prior written consent of the Company and with respect to other employment allowed during the Part-Time Period, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor.  Executive may engage in civic and not-for-profit activities, so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

10.2No Adverse Interests.  Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, except that Executive’s acquisition or holding of less than 5% of the outstanding shares or units of any outstanding publicly traded securities shall not constitute a violation of this or any similar restriction.

11.Company Party Representations.  The Company Parties represent and warrant that (i) they are fully authorized by action of their Board of Directors (and any other governing body or person whose action is required) to enter into this Agreement and perform their obligations under it, (ii) the execution, delivery and performance of this Agreement by them does not violate any applicable law, regulation, order, judgement or decree or an agreement, arrangement, plan or governance document to which any of them are a party or by which they are bound, and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be their valid and binding obligation, enforceable against them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally.

12.General Provisions.

12.1Notices.  Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

12.2Insurance and Indemnification.  The Company agrees to indemnify Executive in accordance with Company policy and applicable laws with respect to any acts or omissions Executive may have committed in Executive’s capacity as an office holder of the Company, and to include Executive in the Company’s existing D&O insurance policy in accordance with Company policy and applicable laws.

12.3Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

12.4Waiver.  To be effective, any waiver of any breach of any provisions of this Agreement must be in a writing signed by the Party against whom it is to be enforced, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

12.5Complete Agreement.  This Agreement, together with the Proprietary Information Agreement and the other agreements referenced herein, constitutes the entire agreement between the Parties with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations with respect to this Agreement.  It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company.

12.6Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same Agreement.  The Parties agree to accept a signed facsimile or portable document format of this Agreement as a fully executed original.

12.7Headings.  The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

12.8Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

12.9Tax Withholding and Indemnification.  All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities.  Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement.  Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

12.10Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of New York.

In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

UroGen Pharma, Inc.

By:	/s/Ron Bentsur
Ron Bentsur
Chief Executive Officer

UroGen Pharma, LTD.

By:	/s/Ron Bentsur

Executive

/s/Mark P. Schoenberg
Mark P. Schoenberg

UroGen Pharma Ltd.

Restricted Stock Unit Grant Notice
(2017 Equity Incentive Plan)

UroGen Pharma Ltd. (the “Company”), pursuant to its 2017 Equity Incentive Plan (the “Plan”), hereby awards to Participant a Restricted Stock Unit Award for the number of the Company’s Ordinary Shares (“Restricted Stock Units”) set forth below (the “Award”).  The Award is subject to all of the terms and conditions as set forth in this notice of grant (this “Restricted Stock Unit Grant Notice”), and in the Plan and the Restricted Stock Unit Award Agreement (the “Award Agreement”), both of which are attached hereto and incorporated herein in their entirety.  Capitalized terms not explicitly defined herein shall have the meanings set forth in the Plan or the Award Agreement.  In the event of any conflict between the terms in this Restricted Stock Unit Grant Notice or the Award Agreement and the Plan, the terms of the Plan shall control.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Restricted Stock Units:

Vesting Schedule:	[__________________, subject to Participant’s Continuous Service through each such vesting date.]

Issuance Schedule:

Subject to any Capitalization Adjustment, one Ordinary Share (or its cash equivalent, at the discretion of the Company) will be issued for each Restricted Stock Unit that vests at the time set forth in Section 6 of the Award Agreement.

Additional Terms/Acknowledgements:  Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Grant Notice, the Award Agreement and the Plan.  Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of the Ordinary Shares pursuant to the Award specified above and supersede all prior oral and written agreements on the terms of this Award, with the exception, if applicable, of (i) restricted stock unit awards or options previously granted and delivered to Participant, (ii) the written employment agreement, offer letter or other written agreement entered into between the Company and Participant specifying the terms that should govern this specific Award, and (iii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.

By accepting this Award, Participant acknowledges having received and read the Restricted Stock Unit Grant Notice, the Award Agreement and the Plan and agrees to all of the terms and conditions set forth in these documents.  Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

UroGen Pharma Ltd.		Participant
By:
	Signature		Signature

Title:		Date:

Date:

Attachments:	Award Agreement and 2017 Equity Incentive Plan

Attachment I

UroGen Pharma Ltd.

2017 Equity Incentive Plan

Restricted Stock Unit Award Agreement

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (the “Agreement”), UroGen Pharma Ltd. (the “Company”) has awarded you (“Participant”) a Restricted Stock Unit Award (the “Award”) pursuant to the Company’s 2017 Equity Incentive Plan (the “Plan”) for the number of Restricted Stock Units/shares indicated in the Grant Notice. Capitalized terms not explicitly defined in this Agreement or the Grant Notice shall have the same meanings given to them in the Plan. The terms of your Award, in addition to those set forth in the Grant Notice, are as follows.

1.Grant of the Award.  This Award represents the right to be issued on a future date one (1) Ordinary Share for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 below) as indicated in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of Restricted Stock Units/Ordinary Shares subject to the Award. Notwithstanding the foregoing, the Company reserves the right to issue you the cash equivalent of Ordinary Shares, in part or in full satisfaction of the delivery of Ordinary Shares in connection with the vesting of the Restricted Stock Units, and, to the extent applicable, references in this Agreement and the Grant Notice to Ordinary Shares issuable in connection with your Restricted Stock Units will include the potential issuance of its cash equivalent pursuant to such right.  This Award was granted in consideration of your services to the Company.

2.Vesting.  Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice.  Vesting will cease upon the termination of your Continuous Service and the Restricted Stock Units credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such Award or the Ordinary Shares to be issued in respect of such portion of the Award.

3.Number of Shares.  The number of Restricted Stock Units subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan. Any additional Restricted Stock Units, shares, cash or other property that becomes subject to the Award pursuant to this Section 3, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units and shares covered by your Award. Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional Ordinary Shares shall be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole share.

4.Securities Law Compliance.  You may not be issued any Ordinary Shares under your Award unless the Ordinary Shares underlying the Restricted Stock Units are either (i) then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such Ordinary Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

5.Transfer Restrictions.  Prior to the time that Ordinary Shares have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award, except as expressly provided in this Section 5. For example, you may not use shares that may be issued in respect of your Restricted Stock Units as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested Restricted Stock Units.

(a)Death.  Your Award is transferable by will and by the laws of descent and distribution. At your death, vesting of your Award will cease and your executor or administrator of your estate shall be entitled to receive, on behalf of your estate, any Ordinary Shares or other consideration that vested but was not issued before your death.

(b)Domestic Relations Orders.  Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive the distribution of Ordinary Shares or other consideration hereunder, pursuant to a domestic relations order, marital settlement agreement or other divorce or separation instrument as permitted by applicable law that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this Award with the Company General Counsel prior to finalizing the domestic relations order or marital settlement agreement to verify that you may make such transfer, and if so, to help ensure the required information is contained within the domestic relations order or marital settlement agreement.

6.Date of Issuance.

(a)The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner.  Subject to the satisfaction of the Withholding Obligation set forth in Section 11 of this Agreement, in the event one or more Restricted Stock Units vests, the Company shall issue to you one (1) Ordinary Share for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 above, and subject to any different provisions in the Grant Notice). Each issuance date determined by this paragraph is referred to as an “Original Issuance Date”.

(b)If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:

(i)the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell Ordinary Shares on an established stock exchange or stock market (including, but not limited to, under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company's policies (a “10b5-1 Arrangement”)), and

(ii)either (1) a Withholding Obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Withholding Obligation by withholding Ordinary Shares from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer pursuant to Section 11 of this Agreement (including, but not limited to, a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Withholding Obligation in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from the Company’s Ordinary Shares in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the Ordinary Shares under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

(c)The form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

7.Dividends.  You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment; provided, however, that this sentence will not apply with respect to any Ordinary Shares that are delivered to you in connection with your Award after such shares have been delivered to you.

8.Restrictive Legends.  The Ordinary Shares issued in respect of your Award shall be endorsed with appropriate legends as determined by the Company.

9.Execution of Documents.  You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award.

10.Award not a Service Contract.

(a)Nothing in this Agreement (including, but not limited to, the vesting of your Award or the issuance of the shares in respect of your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ or service of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.

(b)By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the vesting schedule provided in the Grant Notice may not be earned unless (in addition to any other conditions described in the Grant Notice and this Agreement) you continue as an employee, director or consultant at the will of the Company and affiliate, as applicable (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Agreement, for any period, or at all, and shall not interfere in any way with the Company’s right to terminate your Continuous Service at any time, with or without your cause or notice, or to conduct a reorganization.

11.Withholding Obligation.

(a)On each vesting date, and on or before the time you receive a distribution of the Ordinary Shares in respect of your Restricted Stock Units, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you hereby authorize any required withholding from the Ordinary Shares issuable to you and/or otherwise agree to make adequate provision, including in cash, for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Obligation”).

(b)By accepting this Award, you acknowledge and agree that the Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Obligation relating to your Restricted Stock Units by any of the following means or by a combination of such means: (i) causing you to pay any portion of the Withholding Obligation in cash; (ii) withholding from any compensation otherwise payable to you by the Company; (iii) withholding Ordinary Shares from the Ordinary Shares issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date Ordinary Shares are issued pursuant to Section 6) equal to the amount of such Withholding Obligation; provided, however, that no Ordinary Shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Award as a liability for financial accounting purposes); and provided, further, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Company’s Compensation Committee; and/or (iv) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), pursuant to this authorization and without further consent, whereby you irrevocably elect to sell a portion of the shares to be delivered in connection with your Restricted Stock Units to satisfy the Withholding Obligation and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Obligation directly to the Company and/or its Affiliates. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to you any Ordinary Shares or any other consideration pursuant to this Award.

(c)In the event the Withholding Obligation arises prior to the delivery to you of Ordinary Shares or it is determined after the delivery of Ordinary Shares to you that the amount of the Withholding Obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

12.Tax Consequences.  The Company has no duty or obligation to minimize the tax consequences to you of this Award and shall not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

13.Unsecured Obligation.  Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to Section 6 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

14.Notices.  Any notice or request required or permitted hereunder shall be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15.Headings.  The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

16.Miscellaneous.

(a)The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d)This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

17.Governing Plan Document.  Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

18.Effect on Other Employee Benefit Plans.  The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.

19.Severability.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

20.Other Documents. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain "window" periods and the Company's insider trading policy, in effect from time to time.

21.Amendment.  This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

22.Compliance with Section 409A of the Code.  This Award is intended to be exempt from the application of Section 409A of the Code, including but not limited to by reason of complying with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and any ambiguities herein shall be interpreted accordingly.  Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and determined to be deferred compensation subject to Section 409A of the Code, this Award shall comply with Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.  If it is determined that the Award is deferred compensation subject to Section 409A and you are a “Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “Separation from Service” (as defined in Section 409A), then the issuance of any shares that would otherwise be made upon the date of your Separation from Service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the Separation from Service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

* * * * *

This Restricted Stock Unit Award Agreement shall be deemed to be signed by the Company and the Participant upon the signing by the Participant of the Restricted Stock Unit Grant Notice to which it is attached.

EXHIBIT B

UroGen Pharma Ltd.

Stock Option Grant Notice
(2017 Equity Incentive Plan)

(Israeli Sub-Plan to  2017 Equity Incentive Plan)

UroGen Pharma Ltd. (the “Company”), pursuant to its 2017 Equity Incentive Plan and 2017 Israeli Equity Incentive Sub Plan to the 2017 Equity Incentive Plan (together, the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Ordinary Shares set forth below.  This option is subject to all of the terms and conditions as set forth in this Stock Option Grant Notice, in the Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.  Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this Stock Option Grant Notice and the Plan, the terms of this Stock Option Grant Notice will control.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:      ☐  Incentive Stock Option1       ☐  Nonstatutory Stock Option

                                ☐  Section 3(i)2

Exercise Schedule:Same as Vesting Schedule

Vesting Schedule:	______________, subject to Optionholder’s Continuous Service as of each such date

[1]

If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year.  Any excess over $100,000 is a Nonstatutory Stock Option.

[2]	Section 3(i) of the Israeli Income Tax Ordinance [New Version], 5721-1961. Applicable to non-Israeli directors and consultants.

Payment of Exercise Price:

By one or a combination of the following items (described in the Option Agreement):

☐	By cash, check, bank draft or money order payable to the Company
☐	Pursuant to a Regulation T Program if the shares are publicly traded
☐	By delivery of already-owned shares if the shares are publicly traded
☐	If and only to the extent this option is a Nonstatutory Stock Option or Section 3(i) Option, and subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement

Additional Terms/Acknowledgements:  Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan.  Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of, if applicable, (i) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (ii) any written employment agreement, severance agreement, offer letter or other written agreement entered into between the Company and Participant specifying the terms that should govern this specific option.  By accepting this option, Optionholder consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

UroGen Pharma Ltd.		Optionholder:
By:
	Signature		Signature

Title:		Date:

Date:

Attachments:	Option Agreement, 2017 Equity Incentive Plan, Israeli Sub-Plan to the 2017 Equity Incentive Plan and Notice of Exercise

Attachment I

UroGen Pharma Ltd.

Option Agreement

(2017 Equity Incentive Plan)

(2017 Israeli Equity Incentive Sub Plan to the

2017 Equity Incentive Plan)
(Incentive Stock Option; Nonstatutory Stock Option or Section 3(i) Option)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, UroGen Pharma Ltd. (the “Company”) has granted you an option under its 2017 Equity Incentive Plan and the 2017 Israeli Equity Incentive Sub Plan to the 2017 Equity Incentive Plan (together, the “Plan”) to purchase the number of shares of the Company’s Ordinary Shares indicated in your Grant Notice at the exercise price indicated in your Grant Notice.  The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”).  Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.Number of Shares and Exercise Price.  The number of Ordinary Shares subject to your option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments.

2.Method of Payment.  You must pay the full amount of the exercise price for the shares you wish to exercise.  You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following, as described in more detail below:

(a)Provided that at the time of exercise the Ordinary Shares are publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Ordinary Shares, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.  This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.

(b)Provided that at the time of exercise the Ordinary Shares is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned Ordinary Shares that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise.  “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of such Ordinary Shares in a form approved by the Company.  You may not exercise your option by delivery to the Company of Ordinary Shares if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)If this option is a Nonstatutory Stock Option or Section 3(i) Option, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Ordinary Shares issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.  You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment.

3.Whole Shares.  You may exercise your option only for whole Ordinary Shares.

4.Term.  You may not exercise your option before the Date of Grant or after the expiration of the option’s term.  The term of your option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a)upon the termination of your Continuous Service, at the end of the relevant period set forth in Section 5 of the Plan, based on the reason for your termination;

(b)the Expiration Date indicated in your Grant Notice; or

(c)the day before the tenth (10th) anniversary of the Date of Grant.

5.Exercise.

(a)You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the Ordinary Shares are subject at the time of exercise, or (iii) the disposition of shares of Ordinary Shares acquired upon such exercise.

(c)If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the Ordinary Shares issued upon exercise of your option that occurs within two (2) years after the Date of Grant or within one (1) year after such Ordinary Shares are transferred upon exercise of your option.

6.Option not a Service Contract.  Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment.  In addition, nothing in your option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

7.Withholding Obligations.

(a)At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b)If this option is a Nonstatutory Stock Option or Section 3(i) Option, then upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested Ordinary Shares otherwise issuable to you upon the exercise of your option a number of whole Ordinary Shares having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the maximum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes).  Notwithstanding the filing of such election, Ordinary Shares shall be withheld solely from fully vested Ordinary Shares determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise.  Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied.  Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such Ordinary Shares or release such Ordinary Shares from any escrow provided for herein, if applicable, unless such obligations are satisfied.

8.Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation.

9.Notices.  Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.  The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means.

10.Governing Plan Document.  Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.  If there is any conflict between the provisions of your option and those of the Plan, the provisions of the Plan will control.  In addition, your option (and any compensation paid or shares issued under your option) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

11.Other Documents.  You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus.  In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

12.Effect on Other Employee Benefit Plans.  The value of this option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

13.Voting Rights.  You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this option until such shares are issued to you.   Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company.  Nothing contained in this option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

14.Severability.  If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

15.Miscellaneous.

(a)The rights and obligations of the Company under your option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.

(c)You acknowledge and agree that you have reviewed your option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your option, and fully understand all provisions of your option.

(d)This Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)All obligations of the Company under the Plan and this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

***

This Option Agreement will be deemed to be signed by you upon the signing by you of the Stock Option Grant Notice to which it is attached.

Attachment II

2017 Equity Incentive Plan

2017 Israeli Equity Incentive Sub Plan to the

2017 Equity Incentive Plan

Attachment III

Notice of Exercise

UroGen Pharma Ltd.

Date of Exercise:

This constitutes notice to UroGen Pharma Ltd. (the “Company”) under my stock option that I elect to purchase the below number of Ordinary Shares of the Company (the “Shares”) for the price set forth below.

Type of option (check one):	Incentive ☐	Nonstatutory ☐	Section 3(i) ☐
Stock option dated:
Number of Shares as to which option is exercised:	_______________	_______________	_______________
Certificates to be issued in name of:
Total exercise price:	$	$	$
Cash payment delivered herewith:	$	$______________	$______________
Value of ________ Shares delivered herewith[3]:	$	$ ]	$ ]
Value of ________ Shares pursuant to net exercise[4]:	$	$ ]	$ ]
Regulation T Program (cashless exercise)[5]:	$	$ ]	$ ]

[3]

Shares must meet the public trading requirements set forth in the option.  Shares must be valued in accordance with the terms of the option being exercised, and must be owned free and clear of any liens, claims, encumbrances or security interests.  Certificates must be endorsed or accompanied by an executed assignment separate from certificate

[4]	The option must be a Nonstatutory Stock Option or Section 3(i) Option, and the Company must have established net exercise procedures at the time of exercise, in order to utilize this payment method.
[5]	Shares must meet the public trading requirements set forth in the option.

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the UroGen Pharma Ltd. 2017 Equity Incentive Plan and Israeli Sub-Plan to the 2017 Equity Incentive Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an Incentive Stock Option or Section 3(i) Option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the Shares issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such Shares are issued upon exercise of this option.

Very truly yours,

1

EXHIBIT C

Employee Proprietary Information, Inventions, Non-Solicitation

and Non-Competition Agreement

In consideration of my employment or continued employment by UroGen Pharma, Inc., its subsidiaries, parents, affiliates, successors and assigns (together, the “Company”) and the compensation now and later paid to me, I hereby enter into this Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Agreement”) and agree as follows:

1.Nondisclosure.

1.1Recognition of Company's Rights; Nondisclosure.  I understand and acknowledge that my employment by the Company creates a relationship of confidence and trust with respect to the Company’s Proprietary Information (as defined below) and that the Company has a protectable interest therein.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain the Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that discloses and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information will be the sole property of the Company and its assigns.  I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information.  Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2Proprietary Information.  The term “Proprietary Information” will mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliates, parents and subsidiaries, which has economic value as a result of its remaining confidential, whether having existed, now existing, or to be developed during my employment, including information developed by me.  By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Proprietary Rights therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals,

1

methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding Customers and Potential Customers (as defined below) of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to Customers and Potential Customers of the Company and other non-public information relating to Customers and Potential Customers; (d) information regarding any of the Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and  employee skills; and (f) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to employment with the Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me.  Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and me, nothing in this Agreement shall limit my right to discuss my employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

1.3Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data, or information (“Third Party Information”).  During my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4Term of Nondisclosure Restrictions.  I understand that Proprietary Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1.  If, however, a court decides that this Section 1 or any of its provisions is unenforceable for lack of reasonable temporal limitation and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and the Company agrees that the two (2) year period after the date my employment ends will be the temporal limitation relevant to the contested restriction, provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

1.5No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished

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documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.Assignment of Inventions.

2.1Proprietary Rights.  The term “Proprietary Rights” will mean all trade secrets, patents, copyrights, trade marks, mask works and other intellectual property rights throughout the world.

2.2Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Section 2.  To preclude any possible uncertainty, I have set forth on Exhibit A (Prior Inventions) attached to this Agreement a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement (collectively, “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, fully-paid, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, make derivative works of, publicly perform, use, sell, import, and exercise any and all present and future rights in such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

2.3Assignment of Inventions.  Subject to Subsection 2.4, I hereby assign, grant and convey to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company or its designee are referred to as “Company Inventions.”

2.4Unassigned/Nonassignable Inventions.  I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets, or Proprietary Information, except for those Inventions that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Company.  In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”).

2.5Obligation to Keep Company Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions

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authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6Ownership of Work Product.

a.I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

b.I agree that the Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to the Company all right, title, and interest worldwide in and to such work product.  I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for the Company.

2.7Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee, including the United States or any third party designated by the Company.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but the Company will compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned under this Agreement to the Company.

3.Records.  I agree to keep and maintain adequate and current records (in the form of

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notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Company Inventions made by me during the period of my employment at the Company, which records will be available to and remain the sole property of the Company at all times.

4.Duty of Loyalty During Employment.  I agree that during the period of my employment by the Company I will not, without the Company's express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by the Company.

5.No Solicitation of Employees, Consultants, Contractors, or Customers or Potential Customers.   I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company:

5.1solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company, even if I did not initiate the discussion or seek out the contact;

5.2solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to me to be an employee,  consultant, or independent contractor of the Company to terminate his or her relationship with the Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide

Conflicting Services (as defined in Section 6 below);

5.3hire, employ, or engage in a business venture with as partners or owners or other joint capacity, or attempt to hire, employ, or engage in a business venture as partners or owners or other joint capacity, with any person then employed by the Company or who has left the employment of the Company within the preceding three (3) months to research, develop, market, sell, perform or provide Conflicting Services;

5.4solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company;

5.5solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to  purchase or contract for any Conflicting Services; or

5.6perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer.

The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year period prior to my contact with such person or entity as described in Sections 5.4-5.6 above if such contact occurs during my employment or, if such contact occurs following the termination of my employment, during the one (1) year period prior to the date my employment with the Company ends: (i) contracted for, was billed for, or received from the Company any product, service or process with which I worked directly or indirectly during my employment by the Company or about which I acquired Proprietary Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of the Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service

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or process with which I worked directly or indirectly during my employment with the Company or about which I acquired Proprietary Information; or (iii) was solicited by the Company in an effort in which I was involved or of which I was aware.

6.Non-Compete Provision.   I agree that for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory, nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory.

The parties agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than the Company that directly competes with a product, service, or process, including the research and development thereof, of the Company with which I worked directly or indirectly during my employment by the Company or about which I acquired Proprietary Information during my employment by the Company.

The parties agree that for purposes of this Agreement, “Restricted Territory” means the one hundred (100) mile radius of any of the following locations: (i) any Company business location at which I have worked on a regular or occasional basis during the preceding year; (ii) my home if I work from home on a regular or occasional basis; (iii) any potential business location of the Company under active consideration by the Company to which I have traveled in connection with the consideration of that location; (iv) the primary business location of a Customer or Potential Customer; or (v) any business location of a Customer or Potential

Customer where representatives of the Customer or Potential Customer with whom I have been in contact in the preceding year are based.

7.REASONABLENESS OF RESTRICTIONS.

7.1I agree that I have read this entire Agreement and understand it.  I agree that this Agreement does not prevent me from earning a living or pursuing my career.  I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests.  I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.2In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and the Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

7.3If the court declines to enforce this Agreement in the manner provided in subsection 7.2, I and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

7.4Furthermore, the parties agree that the market for the Company’s products is worldwide. If, however, after applying the provisions of subsections 7.2 and 7.3, a court still decides that this Agreement or any of its restrictions is unenforceable for lack of reasonable geographic limitation and the Agreement or restriction(s) cannot otherwise be enforced, the parties hereby agree that the fifty (50) mile radius from any location at which I worked for the Company on either a regular or occasional basis during the one (1) year immediately preceding termination of my

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employment with the Company shall be the geographic limitation relevant to the contested restriction.

8.No Conflicting Agreement or Obligation.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

9.Return of Company Property.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement if requested to do so by the Company.

10.Legal and Equitable Remedies.

10.1  I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms.  I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company and the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.

10.2  I agree that if the Company is successful in whole or in part in any legal or equitable action against me under this Agreement, the Company will be entitled to payment of all costs, including reasonable attorney’s fees, from me.

10.3  In the event the Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 will remain in effect for a period of twelve (12) months from the effective date of the Order enforcing the Agreement.

11.Notices.  Any notices required or permitted under this Agreement will be given to the Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on the Company payroll, or at such other address as the Company or I may designate by written notice to the other.  Notice will be effective upon receipt or refusal of delivery.  If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark.  If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

12.Publication of This Agreement to Subsequent Employer or Business Associates of Employee.

12.1  If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 5 and 6 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

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12.2  I agree to inform the Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 of this Agreement are in effect and I also authorize the Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

13.General Provisions.

13.1  Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the State of New York as such laws are applied to agreements entered into and to be performed entirely within New York between New York residents.  I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in New York for any lawsuit filed there against me by Company arising from or related to this Agreement.

13.2  Severability.  In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.  If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

13.3  Successors and Assigns.  This Agreement is for my benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

13.4  Survival.  The provisions of this Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.

13.5  Employment At-Will.  I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by the Company, nor will it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause or advance notice.

13.6  Waiver.  No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right.  The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7  Advice of Counsel.  I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

13.8  Entire Agreement.  The obligations pursuant to Sections 1 and 2 (except Subsections 2.4 and 2.6(a)) of this Agreement will apply to any time during

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which I was previously engaged, or am in the future engaged, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us.  No modification of or amendment to this

Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[signatures to follow on next page]

This Agreement will be effective as of ____________ __, 20___.

I have read this agreement carefully and understand its terms.  I have completely filled out Exhibit A to this Agreement.

(Signature)

(Printed Name)
Accepted and Agreed To:
UroGen Pharma, Inc.

By:

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Exhibit A

Prior Inventions

TO:	UroGen Pharma, Inc.

FROM:

DATE:

SUBJECT:	Prior Inventions

1.

Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by UroGen Pharma, Inc., (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐No inventions or improvements.

☐See below:

☐Additional sheets attached.

2.

Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐Additional sheets attached.

A-1